                                                                  EXHIBIT 23.1


                CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITOR


We consent to the reference to our firm under the caption "Experts" in the Amendment No. 3 to the Registration Statement (Form S-3 No. 333-49020) and related Prospectus of Cygnus, Inc. for the registration of shares of its common stock for the maximum aggregate offering price of $33 million and to the incorporation by reference therein of our report dated February 2, 2001, with respect to the consolidated financial statements and schedule of Cygnus, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                                           /s/ ERNST & YOUNG LLP

Palo Alto, California

April 3, 2001